Exhibit 4.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION, AS AMENDED,

OF

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

a Delaware corporation

Arrhythmia Research Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors held on November 30, 2016, resolutions were duly adopted setting forth an amendment of the Certificate of Incorporation, as amended, of said corporation and declaring said amendment to be advisable.  Pursuant to Section 242(b)(1) of the General Corporation Law of the State of Delaware, no meeting or vote of stockholders is required to adopt the proposed amendment.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, the Certificate of Incorporation, as amended, be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read in its entirety as follows:

“FIRST: The name of the corporation (hereinafter called the “Corporation”) is Micron Solutions, Inc.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD:  That this Certificate of Amendment shall be effective on March 24, 2017.

IN WITNESS WHEREOF, Arrhythmia Research Technology, Inc. has caused this Certificate of Amendment to be signed by Salvatore Emma, Jr., its duly authorized President and Chief Executive Officer this 8th day of March, 2017.

/s/ Salvatore Emma, Jr.
Salvatore Emma, Jr.
Chief Executive Officer